Exhibit 10.1

[TRANSLATION COPY]

Settlement

§ 1

Termination of Contract

1.	The Defendant II (i.e. Teradata GmbH) and the Claimant agree that their employment relationship will terminate with effect to March 31st, 2017 (“Termination Date”).

2.	The Defendant I (i.e. Teradata Corporation) and the Claimant agree that any employment relationship between the Defendant I and the Claimant will also terminate with effect to the Termination Date.

3.	The Parties agree that, with effect to the Termination Date, any further potential service or employment relationships between the Claimant and any affiliated company of the Defendant I will also terminate. The Claimant shall not derive any claims from such service or employment relationships.

4.	The Claimant remains irrevocably released from his duty to perform services with continued payment of his remuneration according to Sec. 2 para. (1) of this Settlement Agreement until the Termination Date. Potential outstanding holiday entitlements and potential overtime will be set off against the period of release.

§ 2

Settlement of Contract

1.	Until the Termination Date, the monthly fix salary, based on an annual salary in the amount of 486,510.00 EUR gross, will be accounted for and paid to the Claimant in accordance with the terms of his Employment Contract, i.e. a monthly amount of 40,542.50 EUR gross until the Termination Date.

2.	For the fiscal year 2016, the Defendant II pays to the Claimant the annual incentive earned under the 2016 Annual Incentive Plan of the Defendant I, at the actual performance of the Defendant I in the fiscal year 2016 of 102%, i.e. an amount of 545,864.00 EUR gross. The payment will be made in a lump sum at the point in time regulated in the 2016 Annual Incentive Plan, no later than in March 2017.

3.	For the fiscal year 2017, the Defendant II pays to the Claimant – pro rata temporis for the period of time between January 1st, 2017 to March 31st, 2017 – 3/12 of the annual incentive earned under the 2017 Annual Incentive Plan of the Defendant I, under the fiction of an actual performance of the Defendant I in the fiscal year 2017 of 100%, i.e. an amount of 133,790.25 EUR gross. The payment will be made on the Termination Date.

4.	The Claimant’s participation in the pension scheme according to the Pension Plan of the Defendant II will remain unchanged until the Termination Date.

5.	Any further claims to remuneration or bonus payments of the Claimant do not exist.

6.	The Defendant II will continue to pay for the Claimant’s expenses for housing and utilities (natural gas, water, electric, phone, cable) based on the currently applicable expatriate assignment agreement until July 15th, 2017. In case of a repatriation until end of May 2018, the Claimant will be reimbursed for the following costs according to the Assignment Agreement:

•	Relocation allowance equal to 10,000.00 USD (net of taxes)

•	Costs of business class airfare for the Employee and accompanying dependent family members

•	Costs for moving and shipment of household goods and personal effects (similar quantity and capacity as way to the USA)

7.	The Claimant is entitled to use for private purposes in accordance with the existing arrangements the company car (2015 BMW X5, AWD 4dr xDrive 35l) provided to him until the Termination Date. In accordance with the Teradata “Vehicle Lease/Allowance Policy” the Employee is entitled to use the company car for private purposes. The private use of the company car will be subject to taxation according to tax laws applicable from time to time and the Claimant shall be responsible for such taxes to be paid on the private use of the car.

8.	The Defendant II will reimburse the Claimant for his attorney’s fees occurred in relation to the termination of his employment relationship with the Defendant II upon proper evidence (proper invoice) in the amount of 56,308.95 EUR plus VAT as a lump sum.

9.	Until the Termination Date, the Claimant remains to the full extent bound by the non-competition obligation according to Sec. 7 of the Employment Contract.

10.	The Claimant is entitled to assume the office as General Manager International with ForgeRock GmbH, Duesseldorf, Germany and to provide services for such corporation with effect from March 2nd, 2017.

§ 3

Severance Payment

1.	The Defendant II shall pay to the Claimant a severance payment in the amount of 3,060,000.00 USD gross.

2.	The severance payment becomes due and payable as of the Termination Date and will be paid in “Euro” in Germany. With respect to the exchange of the amount in USD agreed upon in para. 1 into Euro, the Euro reference quotation issued by the European Central Bank (ECB) on March 30th, 2017 applies.

3.	Except as provided in the immediately following sentence, the Parties agree that this Settlement Agreement supersedes and replaces the severance terms under any plan, program, policy or practice or contract or agreement of the Defendant II and its affiliated companies, and that the Defendant II and its affiliated companies have no further obligations to the Claimant under any plan, program, policy or practice or contract or agreement, including without limitation, the Change in Control Severance Plan of the Defendant I (“CIC Plan”). The Claimant is no longer a Participant in the CIC Plan; provided, however, that if a change in control (as defined in the CIC Plan) occurs on or prior to the Termination Date, then the Claimant shall be entitled to receive the greater of (1) the benefits to which he would have been entitled under the CIC Plan had he not been removed as a Participant in the CIC Plan, or (2) the severance payment set forth in Sec 4, para. (1) of this Settlement Agreement, but in no event shall the Claimant be entitled to receive both such severance payment and the CIC Plan benefits. If a change in control occurs after the Termination Date, then the Claimant shall have no right to benefits based on the CIC Plan.

§ 4

Equity Award

1.	The Parties agree that Attachment 1 provides a complete and accurate listing of all outstanding equity awards held by the Claimant (the “Equity Awards”), along with the applicable pro-ration factors for the Claimant’s time-based restricted share units, and the number of vested shares underlying the Claimants’s stock options.

2.	Any vested restricted share units as a result of this Settlement Agreement will be distributed to the Claimant in accordance with the terms, and subject to the conditions, of the applicable award agreements, including the 6-month delay on payouts for service-based restricted share units.

3.	Solely for purposes of determining the Claimants’s rights with respect to the outstanding equity awards held by the Claimant as of the Termination Date under the Company’s equity compensation plans: The Claimant’s employment shall be deemed to have terminated employment as a result of a “reduction-in-force” for purposes of determining the vesting treatment of the Claimant’s service-based restricted share units and performance-based restricted share units. All vested stock options held by the Claimant shall remain exercisable until the earlier of three years after the Termination Date or the expiration of the remainder of the stated ten-year term of the option.

4.	The Defendants shall have no obligation to grant additional equity compensation awards to the Claimant for the 2015-2016 long-term equity program grant cycle, the 2016-2017 long-term equity program grant cycle or any subsequent cycle and will not grant such awards to the Claimant.

§ 5

The Claimant is obliged to return to the Defendants all items belonging to the Defendants which are in the Claimant’s possession.

§ 6

Discharge

With the fulfillment of the obligations according to this Settlement Agreement, all mutual claims of the Parties resulting from the employment relationship and its termination, based on whatever legal grounds, known or unknown, are satisfied.